Exhibit 21.1

                                  SUBSIDIARIES


1. Resource Bank, a Virginia corporation, is a wholly owned subsidiary of Resource Bankshares Corporation.

2. Resource Service Corporation, a Virginia corporation, is a wholly owned subsidiary of Resource Bank.